Exhibit 99.1

CONTACT:
Ashley M. Mancuso
Investor Relations
(888) 686-0112

Gramercy Property Trust Announces Indirect Sale of Gramercy Europe Assets to a Consortium of Clients Managed by AXA Investment Managers – Real Assets

New York, NY – May 2, 2017 - Gramercy Property Trust (NYSE:GPT), a real estate investment trust, announced today that Gramercy Property Europe plc (the “Fund”), a Europe-focused real estate investment fund sponsored by the Company and managed by a subsidiary of the Company, has entered into an agreement to sell 100% of the Fund’s assets to a consortium of clients managed by AXA Investment Managers – Real Assets. The total gross valuation is approximately €1.0 billion ($1.1 billion) with an exit cap rate of approximately 6.2%. The transaction and a simultaneous disposition by the Company of its 5.1% minority interest in eight Fund properties is expected to result in net distributions to the Company of approximately €90.7 million ($96.6 million), inclusive of a promoted interest distribution of approximately €7.9 million ($8.4 million).
Under the terms of the sale agreement, Gramercy Europe (Jersey) Limited, the Company’s Jersey-based investment and asset management subsidiary, will manage the assets for the Buyer for an agreed period of one year following the closing date.
Completion of the transaction is subject to the satisfaction of customary conditions. The transaction is expected to close in the third quarter of 2017; however, there can be no assurances that the transaction will close on the terms described herein or at all.

About Gramercy Property Trust
Gramercy Property Trust is a leading global investor and asset manager of commercial real estate. The Company specializes in acquiring and managing high quality, income producing commercial real estate leased to high quality tenants in major markets in the United States and Europe.

Forward Looking Statements
This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.
To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 888-686-0112.